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                                                             Exhibit 10.4


                         OHIO CASUALTY CORPORATION
                         -------------------------

                        CHANGE IN CONTROL AGREEMENT
                        ---------------------------

This Agreement between Dan R. Carmichael ("Employee"), the Ohio Casualty Corporation, an Ohio corporation ("Corporation") and The Ohio Casualty Insurance Company ("Company"), is effective December 1, 2005 ("Effective Date") and, except as specifically provided in this document, supersedes all agreements of similar import between the Employee, the Corporation and the Company (collectively, the "Parties"). This agreement is entered into simultaneously with an employment agreement ("Employment Agreement") between the Parties, although it is a separate agreement.

                               1.00 PURPOSE

The Corporation and the Company believe that [1] a sound and stable management team is essential to promoting the best interests of the Group and the Corporation's shareholders, [2] as is the case with many publicly held corporations, a Change in Control may materially alter the Group's structure and adversely affect managers' employment security, [3] appropriate steps should be taken to enable certain managers, including the Employee, to devote their full and continued attention to the Group's business affairs during the crucial (and often tumultuous) period preceding and immediately following a Change in Control and [4] subject to the terms of this Agreement, these objectives can best be met by providing the Employee with the severance payments described in this Agreement.

                             2.00 DEFINITIONS

When used in this Agreement, the following terms will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this Agreement. When applying these definitions, the form of any term or word will include any of its other forms and the word
"including" will mean "including, without limitation."

2.01 Board.  The board of directors of the Corporation.

2.02 Cause. [1] Any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion by the Employee of the assets or business opportunities of the Group, the Company, the Corporation, the Employer or of any other Group Member, [2] conviction of the Employee of a felony or intentional and repeated violations by the Employee of the Employer's written policies or procedures, [3] the Employee's [a] willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness, including Disability), [b] willful engagement in gross misconduct materially and demonstrably injurious to any Group Member or [c] breach of any term of this Agreement or [4] any intentional cooperation with any party attempting to effect a Change in Control unless [a] the Board has approved or ratified that action before the Change in Control or [b] that cooperation is required by law. However, [5] Cause will not arise
[a] solely because the Employee is absent from active employment during periods of vacation, consistent with the Employer's applicable vacation policy, or other period of absence initiated by the Employee and approved by the Employer or [b] due to any event that constitutes Good Reason.


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2.03 Change in Control.

     [1] Subject to the rules of application described in Section 2.03[2], the date on which the earliest of the following events occurs:

          [a] After the Effective Date, an event that would be required to be reported as a change in control for purposes of the Exchange Act.

          [b] During any 24-consecutive-calendar-month period ending after the Effective Date, there is a change in a majority of the Board; provided, however, that any new director whose nomination for election by the Corporation's shareholders was approved, or who was appointed or elected to the Board, by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 24-consecutive-calendar-month period will be disregarded in determining if there has been a change in the majority of the Board.

          [c] During any 12-consecutive-calendar month period beginning after the Effective Date, any entity or "person," [including a "group" as contemplated by Exchange Act Sections 13(d)(3) and 14(d)(2)] is or becomes the "beneficial owner" [as defined in Rule 13d-3 under the Exchange Act], through a tender offer or otherwise, of Common Shares representing more than 20 percent or more of the combined voting power of the Corporation's then outstanding Common Shares. However, this element of this definition will be applied without regard to the effect of any redemption of Common Shares by the Corporation or the acquisition of Common Shares by any Group Member and, solely for purposes of applying this subsection 2.03[1][c], after ignoring any Common Shares acquired:

               [i]  By any employee benefit plan maintained by any Group
               Member;

               [ii] Directly, through an equity compensation plan maintained by any Group Member;

               [iii]     Directly, through inheritance, gift, bequest or by
               operation of law on the death of an individual; or

               [iv] By any entity or "person" [including a "group" as contemplated by Exchange Act Sections 13(d)(3) and 14(d)(2)] with respect to which that acquirer has filed SEC Schedule 13G indicating that the Common Shares were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Corporation's management or policies, unless and until that entity or person indicates that its intent has changed by filing SEC Schedule 13D.

          [d] After the Effective Date, any entity or "person," [including a "group" as contemplated by Exchange Acts Sections 13(d)(3) and 14(d)(2) and, in the aggregate, all employee pension benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, maintained by any Group Member] is or becomes the "beneficial owner" [as defined in Rule 13d-3 under

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          the Exchange Act], through a tender offer or otherwise, of Common
          Shares representing more than 50 percent or more of the combined voting power of the Corporation's then outstanding Common Shares.

          [e] After the Effective Date, the Corporation's shareholders approve a definitive agreement to merge or combine the Corporation with or into another entity, a majority of the directors of which were not members of the Board immediately before the merger and in which the Corporation's shareholders will hold less than 50 percent of the voting power of the surviving entity. When applying this element of this definition, shareholders will be determined immediately before and immediately after the merger or combination

          [f] Within any 12-consecutive-calendar-month period ending after the Effective Date, any entity or "person" [including a "group" as contemplated by Exchange Act Sections 13(d)(3) and 14(d)(2) and Code Section 280G] acquires, either directly or as a "beneficial owner" [as defined in Rule 13d-3 under the Exchange Act] of another entity or person, Group assets having a total gross fair market value equal to or greater than 50 percent of the book value of the Group's assets. For purposes of this definition, "book value" will be established on the basis of the latest consolidated financial statement the Corporation filed with the Securities and Exchange Commission before the date any 12-consecutive-calendar-month measurement period began. However, except as otherwise provided in this section, this element of this definition will be applied after ignoring:

               [i] Any transfer of assets to an entity, more than 50 percent of the total value or voting power of which is owned by one or more Group Members; or

               [ii] Any transfer of assets to any entity or "person" [including a "group" as contemplated by Exchange Act Sections 13(d)(3) and 14(d)(2)] that, immediately before the transfer, owns, directly or as a "beneficial owner" [as defined in Rule 13d-3 under the Exchange Act], more than 50 percent of the total value or voting power of the Corporation's outstanding securities.

     [2] For purposes of applying all parts of this definition, [a] Common Shares owned or acquired by the Employee or by any other entity or "person" [including a "group" as contemplated by Exchange Act Sections 13(d)(3) and 14(d)(2)] acting in concert with the Employee will be disregarded, [b] any transfer of assets to the Employee or to (or merger of the Corporation with) any other entity or "person" [including a "group" as contemplated by Exchange Act Sections 13(d)(3) and 14(d)(2)] acting in concert with the Employee will be disregarded and [c] the constructive ownership rules of Code Section 318(a) will be applied to determine share ownership.

2.04 Code. The Internal Revenue Code of 1986, as amended, or any successor statute.


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2.05 Common Shares.  The Corporation's common shares or any security issued in substitution, exchange or in place of the Corporation's common shares.

2.06 Confidential Information. Any and all information (other than information in the public domain) related to the Group's business or that of any Group Member, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective agents and policy holders.

2.07 Date of Termination.  Except as otherwise provided in this Agreement:

     [1] If the Employee is Terminated at or after reaching Retirement Age or because of Disability or for Cause, the date specified in the Notice of Termination;

     [2]  If the Employee dies, the date of death;

     [3] If the Employee is Terminated for Good Reason, the date specified in the Notice of Termination;

     [4] If the Employee Terminates after Retirement Age or is Terminated for any reason other than Retirement, Cause, Disability, death or Good Reason, the date on which a Notice of Termination is given; or

     [5] If the Employer Terminates the Employee without giving a Notice of Termination, the date on which that Termination is effective.

However, if either Party utilizes the procedures described in Section 7.03 to dispute the basis on which the Employee's employment is being terminated, the Date of Termination will be established by the adjudicator acting under Section 7.03 but will never be later than the last day of the Employee's active employment as an employee of all Group Members.

2.08 Disability.  A disability as defined in Code Section 22(e)(3).

2.09 Effective Period. Except as otherwise provided in this Agreement, the shorter of [1] 24 consecutive calendar months beginning after a Change in Control occurring during the Term, even if that period extends beyond the Term or [2] the remaining term of the Employment Agreement (or any successor employment agreement) at the date of a Change in Control.

2.10 Employee Obligation Payment. A lump sum equal in value to the obligations the Employee assumes under Section 3.05. This amount will consist of [1] the larger of [a] the annualized base salary the Employee was receiving on the Date of Termination or [b] the annualized salary the Employee was receiving on the date of the Change in Control, multiplied by [2] 100 percent.

2.11 Employer. The Group Member by which the Employee is directly employed on the date of any event, act or occurrence described in this Agreement, including execution of this


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Agreement.  If, without incurring a Termination, the Employee becomes an employee of a Group Member other than the Employer, that Group Member will automatically become the Employee's "Employer" under this Agreement and will be fully liable, as the Employee's Employer, for all obligations arising under this Agreement, including the payment of any amount described in
Section 5.00 that becomes due during the course of that employment relationship.

2.12 Exchange Act. The Securities Exchange Act of 1934, as amended, or any successor statute.

2.13 Good Reason. Any of the following to which the Employee has not consented in writing:

     [1] At any time after a Change in Control and as of any time during the Effective Period, any breach of this Agreement of any nature whatsoever by or on behalf of the Group or any Group Member;

     [2] At any time after a Change in Control and as of any time during the Effective Period, a reduction in the Employee's title, duties, responsibilities or status, as compared to either [a] the Employee's title, duties, responsibilities or status immediately before a Change in Control or [b] any enhanced or increased title, duties, responsibilities or status assigned to the Employee after the Change in Control;

     [3] At any time after a Change in Control and as of any time during the Effective Period, the permanent assignment to the Employee of duties that are inconsistent with [a] the Employee's office immediately before the date of a Change in Control or [b] any more senior office to which the Employee is promoted after a Change in Control;

     [4] During any calendar year ending after a Change in Control and as of any time during the Effective Period, a 15 percent (or larger) reduction (other than a reduction that is attributable to any [a] Termination for [i] death, [ii] Termination after reaching Retirement Age, [iii] Disability or [iv] Cause, [b] voluntary Termination by the Employee other than for Good Reason attributable to an event or condition arising under other subsections of this definition or [c] for any period of temporary absence initiated by the Employee and approved by the Employer) in the highest of [d] the Employee's total cash compensation for the preceding calendar year (including base salary, bonus potential, employee benefits and fringe benefits) or, if higher, [e] the Employee's total cash compensation for the last calendar year ending before the Change in Control (including base salary, bonus potential, employee benefits and fringe benefits) but [f] in both cases, determined without regard to any amounts, paid or payable, under Section 5.01[2] through 5.01[8];

     [5] At any time after a Change in Control and as of any time during the Effective Period, a requirement that the Employee relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 50 miles distant from [a] the principal office or worksite to which the Employee was assigned immediately before a Change in Control or [b] any location to which the Employee agreed, in writing, to be assigned after a Change in Control;

     [6] At any time after a Change in Control and as of any time during the Effective Period, the imposition on the Employee of business travel obligations substantially


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     greater than the Employee's business travel obligations during the
     12-consecutive-calendar-month period ending before the Change in Control but determined without regard to any special business travel obligations associated with activities relating to the Change in Control;

     [7] At any time after a Change in Control and as of any time during the Effective Period, the Employer's [a] failure to continue in effect any material fringe benefit or compensation plan, retirement or deferred compensation plan, life insurance plan, health and accident plan, sick pay plan or disability plan in which the Employee is participating at the time of a Change in Control, [b] modification of any of the plans or programs just described that adversely affects the value of the Employee's benefits under those plans or [c] failure to provide the Employee, after a Change in Control, with the same number of paid vacation days to which the Employee is or becomes entitled at or anytime on or after a Change in Control under the terms of the Employer's vacation policy or program. However, Good Reason will not arise under this subsection solely because [d] the Corporation or the Employer terminates or modifies any program after a Change in Control solely to comply with applicable law but only to the extent of the legally required change, [e] a plan or benefit program expires under self-executing terms contained in that plan or benefit program before the Change in Control or [f] the Corporation or the Employer replaces a plan or program with a successor plan or program of equal or equivalent value to the Employee;

     [8] For the duration of any period of any absence from active employment that begins or continues at any time after a Change in Control and before the earlier of Termination or the end of the Effective Period, failure to provide or continue any benefits (including disability benefits) available to employees who are absent from active employment (including because of disability) under programs maintained by the Employer on the date the absence (including disability) begins;

     [9] During any period after a Change in Control and as of any time during the Effective Period, the Employee is unable to perform normally assigned duties because of a physical or mental condition and before the Employee Terminates, the Employer delivers to the Employee a Notice of Termination that is inconsistent with any disability program maintained by the Employer on the date of the Change in Control;

     [10] After a Change in Control and as of any time during the Effective Period, the Employer unsuccessfully attempts to Terminate the Employee for Cause, in which case the Effective Period will not end earlier than 60 days after the conclusion of the Employer's unsuccessful attempt to Terminate the Employee for Cause;

     [11] After a Change in Control and as of any time during the Effective Period, the Employer attempts to amend or terminate this Agreement without regard to the procedures described in Sections 6.01 or 6.02; or

     [12] For any act or event described in Section 2.13[1] through [11] that occurs within six months before a Change in Control.


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2.14 Group.  The Employer, the Corporation, the Company and any other entity to which either is related through common ownership as defined in Code Section 1504 either on the Effective Date or at any time during the Term.

2.15 Group Member. Each entity that is a member of the Group either on the Effective Date or at any time during the Term.

2.16 Notice of Payment. The written notice by which the Employer apprises the Employee of [1] the amount of any payment due under this Agreement, [2] the reason that amount is payable and [3] the basis on which that payment was calculated.

2.17 Notice of Termination. A written notice that describes in reasonable detail the facts and circumstances claimed to provide a basis for Termination.

2.18 Parties.  The Employer, the Corporation, the Company and the Employee.

2.19 Retirement Age. The latest date on which the Employee is first entitled to retire and receive unreduced normal retirement benefits under any tax-qualified retirement plan sponsored by the Employer.

2.20 Term. Initially, the period beginning on the Effective Date and ending midnight, December 31, 2006 ("Termination Date"). Subject to
Section 6.02, the Term will automatically be extended for successive one-year periods beginning on the Termination Date and anniversaries of each Termination Date but, except as otherwise provided in the document, will expire on expiration of the Employment Agreement or any successor employment agreement.

2.21 Termination. Termination of the employee-employer relationship between the Employee and all Group Members for any reason, whether or not the Employee subsequently becomes a consultant or adviser to any Group Member or serves as a member of the board of directors of any Group Member and regardless of services performed pursuant to Sections 3.02 through
3.09.  However, a Termination will not be deemed to have occurred
[1] solely because the Employee's Employer ceases to be a Group Member and the Employee continues to be employed by that former Group Member or, [2] subject to Section 4.06, if the Employee's employment relationship is transferred between Group Members without interruption.

                        3.00 EMPLOYEE'S OBLIGATIONS

By signing this Agreement, the Employee agrees to be bound by and to comply with the following restrictions, whether or not the Employee also receives the Employee Obligation Payments or any of the amounts and benefits described in Section 5.00.

3.01 Services During Certain Events. If any "person" (as used in Section 2.03[1][c]) initiates a tender or exchange offer, distributes proxy materials to the Corporation's shareholders or takes other steps to effect, or that may result in, a Change in Control, the Employee agrees not to Terminate voluntarily during the pendency of that activity other than by reason of Termination after reaching Retirement Age or Disability and to continue to serve as a full-time employee of the Employer until those efforts are abandoned, that activity is terminated or until a Change in Control has occurred.

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3.02 Confidential Information.  In exchange for the compensation described in Sections 2.10[1] and [2][a] and subject to Section 4.00, and except as otherwise required by applicable law, Employee expressly agrees to keep and maintain Confidential Information confidential and not, at any time during or subsequent to the Employee's employment with any Group Member, to use any Confidential Information for Employee's own benefit or to divulge, disclose or communicate any Confidential Information to any person or entity in any manner except [1] to employees or agents of the Employer or of the Corporation or any Group Member that need the Confidential Information to perform their duties on behalf of any Group Member, [2] in the performance of Employee's duties to the Employer or [3] as a necessary (and only to the extent necessary) part of any undertaking by the Employee to enforce the Employee's rights under this Agreement. Employee also agrees to notify the Corporation promptly of any circumstance Employee believes may legally compel the disclosure of Confidential Information and to give this notice before disclosing any Confidential Information.

3.03 Solicitation of Employees. In exchange for the compensation described in Sections 2.10[1] and subject to Section 4.00, the Employee agrees that for two years after Termination [1] not, directly or indirectly, to solicit any employee of any Group Member to leave employment with the Group, [2] not, directly or indirectly, to employ or seek to employ any employee of any Group Member and [3] not to cause or induce any of the Group's (or Group Member's) competitors to solicit or employ any employee of any Group Member.

3.04 Solicitation of Third Parties. In exchange for the compensation described in Sections 2.10[1] and subject to Section 4.00, the Employee agrees that during employment and for two years after terminating employment with all Group Members not, directly or indirectly, to recruit, solicit or otherwise induce or influence any agent or policy holder, sales representative, lender, lessor, lessee or any other person having a business relationship with the Group (or any Group Member) to discontinue or reduce the extent of that relationship except in the course of discharging the duties described in this Agreement and with the good faith objective of advancing the Group's (or any Group Member's) business interests.

3.05 Non-Competition. In exchange for the compensation described in Sections 2.10[1] and subject to Section 4.00, the Employee agrees that for two years after terminating employment with all Group Members not, directly or indirectly, to accept employment with, act as a consultant to, or otherwise perform services that are substantially the same or similar to those for which the Employee was compensated by any Group Member (this comparison will be based on job-related functions and responsibilities and not on job title) for any business that directly competes with any portion of the Group's (or any Group Member's) business with which the Employee was directly involved at any time during the five calendar years preceding Termination. This restriction applies to any parent, division, affiliate, newly formed or purchased business(es) and/or successor of a business that competes with the Group's (or any Group Member's) business.

3.06 Post-Termination Cooperation. The Employee agrees that during and after employment with any Group Members and without additional compensation (other than reimbursement for reasonable associated expenses) to cooperate with the Group (and with each


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Group Member) in the following areas:

     [1] Cooperation With the Group. The Employee agrees [a] to be reasonably available to answer questions for the Group's (and any Group Member's) officers regarding any matter, project, initiative or effort for which the Employee was responsible while employed by any Group Member and [b] to cooperate with the Group (and with each Group Member) during the course of all third-party proceedings arising out of the Group's (and any Group Member's) business about which the Employee has knowledge or information. For purposes of this Agreement, [c] "proceedings" includes internal investigations, administrative investigations or proceedings and lawsuits (including pre-trial discovery and trial testimony) and [d] "cooperation" includes [i] the Employee's being reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Group (or any Group Member), [ii] providing any and all documents in the Employee's possession that relate to the proceeding and [iii] providing assistance in locating any and all relevant notes and/or documents.

     [2] Cooperation With Third Parties. Unless compelled to do so by lawfully-served subpoena or court order, the Employee agrees not to communicate with, or give statements or testimony to, any attorney representing an interest opposed to the Group's (or any Group Member's) interest ("Opposing Attorney"), Opposing Attorney's representative (including private investigator) or current or former employee relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Employee has knowledge or information (other than knowledge or information that is not Confidential Information as defined in Section 2.06) as a result of employment with the Group (or any Group Member). The Employee also agrees to notify the Corporation immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter that may include a claim opposed to the Group's (or any Group Member's) interest. However, this subsection will not apply to any effort undertaken by the Employee to enforce the Employee's rights under this Agreement but only to the extent necessary for that purpose.

     [3] Cooperation With Media. The Employee agrees not to communicate with, or give statements to, any member of the media (including print, television or radio media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Employee has knowledge or information (other than knowledge or information that is not Confidential Information as defined in
     Section 2.06) as a result of employment with the Group (or any Group Member). The Employee also agrees to notify the Corporation immediately after being contacted by any member of the media with respect to any matter affected by this section.

3.07 Non-Disparagement. The Employee, the Corporation and the Company (on their behalf and on behalf of the Group and each Group Member) agree that neither will make any disparaging remarks about the other and the Employee will not make any disparaging remarks about the Corporation's or the Company's Chairman, Chief Executive Officer or any of the Group's officers, directors or employees. However, this section will not preclude
[1] remarks by any employee of a Group Member made in the normal course of business, [2] remarks by the

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Employee that are required to discharge the Employee's regular duties or other duties described in this Agreement, [3] the Corporation or the Company from making (or eliciting from any person) disparaging remarks about the Employee concerning any conduct that may lead to a termination for Cause, as defined in Section 2.02 (including initiating an inquiry or investigation that may result in a termination for Cause), but only to the extent reasonably necessary to investigate the Employee's conduct and to protect the Group's (or any Group Member's) interests or [4] any remarks made by either Party that are necessary (but only to the extent necessary) to resolve any dispute arising under this Agreement and that are made solely in the context of proceeding undertaken to pursuant to Sections 7.02 and 7.03.

3.08 Effect of Breach of Obligations. If the Employee breaches any obligation described in this Agreement:

     [1] If that breach occurs before a Change in Control, this Agreement will terminate as of the date of the breach, even if the fact of the breach becomes apparent at a later date and no amount will be due under this Agreement;

     [2] If that breach occurs after a Change in Control but before the Employee has Terminated, this Agreement will terminate as of the date of the breach, even if the fact of the breach becomes apparent at a later date and no amounts will be due under this Agreement; or

     [3] If that breach occurs after a Change in Control and after the Employee Terminates, [a] the Corporation will be entitled to the remedies described in Section 7.00 and [b] Employee will repay the portion of the Employee Benefit Payment received in exchange for the post-termination commitment breached plus interest calculated with reference to the mid-term applicable federal rate [as defined in Code
     Section 1274(d)] for January 1 of each calendar year, compounded annually until paid.

3.09 Release. In exchange for the payments and benefits to Employee described in this Agreement, as well as any and all other mutual promises made in this Agreement, Employee, and his/her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees, and assigns agree to release and forever discharge the Corporation, the Company, the Group and each Group Member their employees, officers, directors, agents, attorneys, successors and assigns, from any and all claims, suits and/or causes of action that grow out of or are in any way related to, his/her recruitment to or his/her employment with any group Member, except Employee does not release and discharge the Corporation or any other Group Member for any claim that the Corporation or any Group Member has breached this Agreement. This release includes, but is not limited to, any claims that the Corporation, the Company or any Group Member violated the Employee Retirement and Income Security Act, the Age Discrimination in Employment Act, the Older Worker's Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, any law prohibiting discrimination, harassment, or retaliation in employment, any claim of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress, the public policy of any state, or any federal, state, or local law. Employee agrees, upon receipt of the payment provided under this Agreement, to reaffirm and execute this release in writing. If Employee fails to reaffirm and execute this release within 30 days of the Date of

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Termination, Employee agrees that the payments otherwise due under this
Agreement will not be due or payable. Specifically, Employee agrees that a necessary condition for the payment of any of the amounts described in this Agreement (except termination because of death) is Employee's reaffirmation of this release within 30 days of the Date of Termination. Employee agrees that the Employee is knowledgeable about the claims that might arise in the course of employment with the Employer and all Group Members, and that the Employee knowingly agrees that the payments provided for in this Agreement are satisfactory consideration for the release of such possible claims. Employee is advised to consult with an attorney before signing this Agreement. Employee agrees that given 21 days has been given in which to consider this release. Employee may revoke his/her consent to this Agreement by delivering a written notice (which may be given only by certified or registered letter deposited with the U. S. Postal Service, postage paid) of such revocation within seven days of signing this Agreement. Should Employee revoke this Agreement, it shall become null and void and Employee must return any amount received under it.

No provision of this Agreement may be modified or waived except in a document signed by the Parties. This Agreement constitutes the entire agreement between the parties regarding to the subject matter of this agreement, and any other agreements relating to the subject of this agreement are terminated and of no further force or legal effect. No agreements or representations, oral or otherwise, with respect to the subject matter of this agreement have been made or relied upon by either party which are not set forth expressly in this Agreement.

               4.00 COMPENSATION PAID IF EMPLOYEE TERMINATES
                         AFTER A CHANGE IN CONTROL
4.01 Termination For Cause.

     [1] The Employer may Terminate the Employee for Cause at any time before or after a Change in Control and for any action or series of acts that constitute Cause that occurred or began at any time before or after a Change in Control (other than an action or series of acts the effect of which was known to the Employer before the Change in Control but, before a Change in Control, the Employer concluded did not constitute Cause) by delivering to the Employee a Notice of Termination specifying the effective date of the Termination (which may not be earlier than the date the Notice of Termination is given) and the basis upon which the Employer believes that it has Cause to Terminate the Employee.

     [2] As of the Date of Termination specified in the Notice of Termination, [a] the Employee's employment will end, [b] this Agreement will terminate and [c] no amounts will be paid or due under this Agreement at any time, although amounts due under other programs (including the Employment Agreement) will be due.

4.02 Termination Because of Death. Except as provided in Section 4.06, if the Employee Terminates because of death, this Agreement will terminate as of the date the Employee dies and no amounts will be paid or due under this Agreement at any time, although amounts due under other programs (including the Employment Agreement) will be due.

4.03 Termination At or After Retirement Age. Except as provided in Section 4.06, no benefits will be paid under this Agreement of the Employee Terminates employment at or after Retirement Age, although amounts due under other programs (including the Employment Agreement) will be due.

4.04 Termination Because of Disability. Except as provided in Section 4.06 and in the last sentence of this section, if the Employee Terminates because of Disability, this Agreement will terminate as of the date specified in the Notice of Termination and no amounts will be paid or due under this Agreement at any time, although amounts due under other programs (including the Employment Agreement) will be due. However, if ant any time during the Effective Period, the Employer terminates disability benefits payable to the Employee during Disability, regardless of whether that Disability began before or after the Change in Control, the Employee will be deemed to have Terminated for Good Reason and will be entitled to the amounts described in Section 5.00, calculated as of the last day of the Employee's active employment with any Group Member.

4.05 Termination Without Cause.

     [1] The Employer may Terminate the Employee without Cause before or after a Change in Control for any reason by delivering to the Employee a Notice of Termination that specifies the Date of Termination, which may not be earlier than the date the Notice of Termination is given.

     [2] If the Notice of Termination without Cause is delivered within the period beginning six months before and Change in Control and ending on the last day of the Effective Period and is for reasons other than death, Disability or Cause or is given after the Employee reaches Retirement Age, the Corporation or the Company will pay (or cause the Employer to pay) to the Employee the amount described in
     Section 5.00. After those amounts have been paid, this Agreement will terminate and no further amounts will be paid or due under this Agreement.

     [3]  The Employer may not Terminate the Employee for Cause if
     [a] before the Notice of Termination for Cause is delivered to the Employee, the Employee has delivered to the Employer a Notice of Termination for Good Reason and [b] it is subsequently determined that the Employee had Good Reason to Terminate. If the Employer delivers to the Employee a Notice of Termination for Cause after the Employee has delivered to the Employer a Notice of Termination for Good Reason, the Employer's Notice of Termination for Cause [c] will not become effective until it is established that the Employee did not have Good Reason to Terminate and [d] will not be effective at all if it is established that the Employee did have Good Reason to Terminate.

4.06 Termination for Good Reason.

     [1] The Employee may Terminate for Good Reason after a Change in Control by delivering to the Company a Notice of Termination for Good Reason specifying the Date of Termination (which may not be earlier than the date the Notice of Termination is given) and the basis upon which the Employee believes that Good Reason has arisen.

     [2] A Notice of Termination for Good Reason will be effective only if [a] it is given before the Employee Terminates because of death, or Disability or before reaching Retirement Age and [b] it is given no later than 60 days after occurrence of the event or development of the condition upon which it is based (or, if later, 60 days after the event or development of the condition upon which it is based became apparent), even if that period ends after the Effective Period.

     [3] If [a] the Date of Termination specified in the Notice of Termination is within the period beginning six months before the beginning of an Effective Period and ending on the last day of the same Effective Period and [b] within 30 days after the Date of Termination, the Employer does not cure the Good Reason event or condition (if the event or condition may be cured) described in the Notice of Termination, [c] the Corporation or the Company will pay (or cause the Employer to pay) to the Employee the amount described in
     Section 5.00, even if the 30-day correction period ends after the Effective Period. After those amounts have been paid, this Agreement will terminate and no further amounts will be paid or due under this Agreement.

     [4] A Notice for Termination for Good Reason that is given within the period otherwise described in this section will be effective (and the amounts described in Section 5.00 will be due) even though the Employee Retires, dies or becomes Disabled before those benefits are paid.

                      5.00 CHANGE IN CONTROL PAYMENTS

5.01 Calculation of Change in Control Payments. Subject to the terms of this Agreement and the restrictions imposed under Code Section 409A, if the Employee is Terminated (or deemed Terminated) under Section 4.05 or 4.06, the Corporation or the Company (or the Employer) will:

     [1] Continue to pay the Employee's compensation and other benefits through the Date of Termination and also will pay the Employee the value of any unused vacation days determined under the Employer's personnel policy. The amounts attributable to unused vacation
     [a] will equal the Employee's annualized base salary at Termination divided by 260 and multiplied by the number of unused vacation days, [b] will be paid no later than 30 days after the Employee's Date of Termination and [c] will be based on the rate of compensation and value of benefits in effect before the Notice of Termination was delivered.

     [2] Reimburse the Employee for the cost of continued participation in all programs subject to the benefit provisions of the Consolidated Omnibus Budget Reconciliation Act of 1993 ("COBRA") for the period beginning on the Employee's Date of Termination and ending on the earlier of [a] the date the Employee acquires replacement coverage or [b] the maximum coverage period prescribed by COBRA. These amounts will be reimbursed on the date the required premium is due. However, if the Employee has not acquired replacement coverage at the end of the maximum coverage period prescribed by COBRA, he will be entitled to continued medical coverage for 36 months after Termination minus the maximum coverage period prescribed by COBRA at the same cost to him (and subject to the same terms and conditions) that applied immediately before the end of the maximum coverage period prescribed by COBRA; plus

     [3] [a] A lump sum amount equal to the difference between [i] the lump sum present value of all amounts that the Employee would have accrued or been credited with under each tax-qualified and nonqualified deferred compensation arrangements in which the Employee actively accrues a benefit at any time between the date of the Change in Control ("Deferred Compensation Plans") and the Date of Termination (other than an accretion based solely on the passage of time), calculated as provided in Section 5.01[3][b] as if the Employee's Date of Termination had been 36 months after the Employee's actual Date of Termination ("Calculation Period") minus [ii] the lump sum present value of all amounts actually accrued and credited under the Deferred Compensation Plans as of the Date of Termination.

          [b]  For purposes of this computation and comparison:

               [i] The amount determined under Section 5.01[3][a] will be calculated separately for each Deferred Compensation Plan;

               [ii] If a Deferred Compensation Plan is terminated, frozen or amended to diminish benefit accruals or the rate of benefit accruals (collectively and separately, these actions are referred to as "Diminished") before the end of the Calculation Period, [A] the calculation of the amount described in Section 5.01[3][a][i] will be made on the assumption that the Diminished Deferred Compensation Plan had not been Diminished and [B] calculation of the amount described in Section 5.01[3][a][ii] will be based on the amount actually earned or accrued under the Diminished Deferred Compensation Plan as of the date of the Deferred Compensation Plan is Diminished and (I) will not be adjusted for the portion of any benefit accretion attributable solely to the passage of time and (II) will not be adjusted by the amount of any hypothetical benefit that might have been earned or accrued if the Diminished Deferred Compensation Plan had not been Diminished;

               [iii]     The amount calculated under Section 5.01[3][a][i]
               will be determined as if the Employee is fully vested in each Deferred Compensation Plan and the amount calculated under Section 5.01[3][a][ii] will be determined on the basis of the Employee's actual vesting service under each Deferred Compensation Plan;

               [iv] Only accruals or allocations attributable to Employer contributions will be considered;

               [v] If any Deferred Compensation Plan requires that the Employee make either pretax or after-tax contributions as a condition of accruing a benefit or receiving an allocation, the calculation and comparison described in
               Section 5.01[3][a] will be based on the assumption that, throughout the Calculation Period, the Employee made pretax or after-tax contributions (whichever may be applicable) for each period at the rate required to generate the highest possible accrual or allocation attributable to Employer contributions and at the time that would have produced the highest possible accrual or allocation attributable to Employer contributions (although the Employee will not be required to make any contributions to receive the amount described in Section 5.01[3][a]);

               [vi] The Employee will be deemed to have received compensation throughout the Calculation Period equal to the rate of compensation in effect on the Date of Termination;

               [vii]     The Employee's benefit accrual service will be
               increased by the Calculation Period;

               [viii]    In the case of a Deferred Compensation Plan that
               is a defined contribution plan, the lump sum present value of benefits will be based on [A] the Employee's account balance as of the Date of Termination and [B] the balance that would have been credited to the Employee's account if [I] Employer contributions had continued during the Calculation Period at a rate equal to the highest of the annualized rate [X] in effect on the Date of Termination, [Y[ in effect for the most recently completed plan year before the Date of Termination or [Z] in effect for the most recently completed plan year before the Change in Control,
               (II) Employer contributions had been made throughout the Calculation Period at the time prescribed in the Deferred Compensation Plan document or if no schedule is specified in the document, at a time that is consistent with the Employer's customary practice for the last complete plan year and [III] the Employee's Deferred Compensation Plan account had realized investment earnings throughout the Calculation Period at a rate equal to the larger of [X] the Discount Rate defined below, [Y] the annualized rate realized for the last valuation period before the Date of Termination or [Z] the rate realized for the most recently completed plan year before the Date of Termination or the rate realized for the most recently completed plan year before the date of the Change in Control; and

               [ix] In the case of a Deferred Compensation Plan that is a defined benefit plan, [A][I] the lump sum present value of the benefit calculated under Section 5.01[3][a][i] will be based on [Y] the applicable mortality table and the applicable interest rate determined under Code Section 417(e)(3)(A), without regard to Code Section 417(e)(3)(B) or [Z] the actuarial assumptions applied by the Deferred Compensation Plan for purposes of calculating benefits under Code Section 417(e), if those actuarial assumptions produce a greater benefit that produced under the assumptions described in Section 5.01[2][b][ix][I][x] and [II] the lump sum value of the benefit calculated under Section 5.01[3][a][ii] will be based on the mortality table and interest rates applied by the Deferred

               Compensation Plan to calculate the value of a lump sum distribution or, if a lump sum form of distribution is not available under the Deferred Compensation Plan, the assumptions prescribed in Section 5.01[3][b][ix][A] and [B] the amount calculated under Sections 5.01[3][a][i] and 5.01[3][a][ii] will be based on the highest accrual rate in effect [I] on the Date of Termination, [II] for the most recently completed plan year before the Date of Termination or [III] for the most recently completed plan year before the Change in Control.

               [x] The present value of the lump sum amounts described in this subsection will be calculated [A] in the case of a Deferred Compensation Plan that is a defined benefit plan, by applying the applicable factors described in Section 5.01[3][a][ix] and [B] in the case of a Deferred Compensation Plan that is a defined contribution plan, by applying a discount rate over the Calculation Period equal to 120 percent of the applicable federal rate (determined under Code Section 1274(d) and regulations issued under that Code section) compounded semiannually. The applicable federal rate to be used for this purpose is the federal rate that is in effect on the date as of which the present value is determined, using the period until the payment otherwise would have been made.

          [c] This amount will be paid not more than 60 days after the occurrence of the event giving rise to the payment obligation.

     [4] Reimbursement (or direct payment) for executive outplacement services from an independent executive outplacement organization until the earlier of [a] the date the Employee is able to secure acceptable employment acceptable or [b] the fees paid to the independent executive outplacement service equal $25,000. This amount will be paid as incurred; and

     [5]  Pay the Employee a lump sum equal to the amount described in this
     Section 5.01[5]. This payment will be made no more than 60 days after the occurrence giving rise to the payment obligation. The amount payable under this subsection will be the sum of:

          [a]  The Employee Obligation Payment; plus

          [b] The smaller of [i]the base salary then in effect multiplied by the number of whole payroll periods the remaining in the Employment Agreement or [ii] 200 percent of the larger of [A] the annualized base salary rate the Employee was receiving from the Employer as in effect on the date of the Change in Control or [B] the highest annualized base salary rate the Employee was receiving from the Employer any time during the 24 months beginning on the date of the Change in Control; plus

          [c] The Employee's highest bonus earned under the Company's Annual Incentive Plan (in whatever form paid or payable) [i] for the full fiscal year that ended coincident with or before the Change in Control or [i] at any time after the Change in Control occurs multiplied by the smaller of three or the years and fractions of a year (stated as days) between Termination and the expiration of the Employment Agreement; plus

     [6] Any other benefits (including change in control benefits) to which the Employee is entitled under any other plan, program or agreement with the Corporation, the Company, the Employer or any other Group Member; plus

     [7] All the Employee's outstanding stock options and other cash and equity incentive grants will be exercisable to the extent provided under the terms relating to terminations of employment for similar reasons contained in the plan and the award agreements through which they were granted; plus.

     [8]  If appropriate, the additional amount described in Section 5.02;
     plus

     [9] An allowance for three years after Termination (not to exceed $15,000 for any calendar year) to be applied against the cost of the Employee's financial, tax and estate planning.

The amounts provided under this Agreement will be reduced (but not below zero) by the amount paid under the Employment Agreement for the same purpose

5.02 Effect of Code Section 280G.  If the sum of the payments described in
Section 5.01 constitute "excess parachute payments" as defined in Code
Section 280G(b)(1), the Employer will either:

     [1] Reimburse the Employee for the amount of any excise tax due under Code Section 4999, if this procedure provides the Employee with an after-tax amount that is larger than the after-tax amount produced under Section 5.02[2]; or

     [2] Reduce the Employee's benefits under this Agreement so that the Employee's total "parachute payment" as defined in Code Section 280G(b)(2)(A) under this and all other agreements will be $1.00 less than the amount that would be an "excess parachute payment" if this procedure provides the Employee with an after-tax amount that is larger than the after-tax amount produced under Section 5.02[1].

If Section 5.02[2] applies, within 10 days of the Date of Termination the Corporation will apprise the Employee of the amount of the reduction ("Notice of Reduction"). Within 10 days of receiving that information, the Employee may specify how (and against which benefit or payment source) the reduction is to be applied ("Notice of Allocation"). The Employer will be required to implement these directions within 10 days of receiving the Notice of Allocation. If, the Corporation has not received a Notice of Allocation from the Employee within 10 days of the date of the Notice of Reduction or if the allocation provided in the Notice of Allocation is not sufficient to fully implement Section 5.02[2], the Corporation will apply
Section 5.02[2] proportionately based on the amounts otherwise payable under Section 5.01 or, if a Notice of Allocation has been returned that does not sufficiently implement Section 5.02[2], on the basis of the reductions specified in the Notice of Allocation.

5.03 Conditions Affecting Payments.

     [1] Except as expressly provided in this Agreement, the Employee's right to receive the payments described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Employee under any other plan, agreement or arrangement between the Employee and any Group Member.

     [2] The Employee is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor, except as provided in Section 5.01[2], will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Employee earns, or is entitled to receive, in any capacity after Termination or by reason of the Employee's receipt of or right to receive any retirement or other benefits attributable to employment with the Group on or after Termination.

     [3] However, the amount of any payment made under this Agreement will be reduced by amounts the Employer is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.

     [4] If the Employee is a "key employee" as defined in Code Section 409A(a)(2)(B)(i) at the time of Termination, amounts due under this Agreement will be distributed as the earliest time permitted by Code Section 409A(a)(2)(B)(i).

                      6.00 AMENDMENT AND TERMINATION

6.01 Amendment. This Agreement may be amended at any time by written agreement between the Parties. Also, the Parties agree that this Agreement may be amended, without any further consideration due to or from either party, to conform with requirements imposed under Code Section 409A.

6.02 Termination. This Agreement will terminate on the earliest of the following to occur:

     [1] Except as provided in Section 4.00, the Employee's employment with all Group Members is Terminated before a Change in Control;

     [2] Before a Change in Control and except as provided in Section 4.00, the Employee is reassigned to a more junior position than that held on the date of this Agreement; however, if the more junior position is in a classification, the majority of whose members have change in control agreements, this Agreement will remain in effect, although benefit levels will automatically be reduced to the level established under those agreements;

     [3] The Parties mutually agree, in writing, to terminate this Agreement, whether or not it is replaced with a similar agreement;

     [4] The Employer notifies the Employee, in writing, that the Agreement is to terminate at the end of its then current Term. To be effective, however, this written notice [a] must be given no later than 60 consecutive calendar days before the end of the then current Term but [b] may never be effective [i] during an Effective Period or [ii] at any time after the Corporation learns that activities have begun that, if completed, would cause a Change in Control, although a notice of termination of this Agreement may be given if those activities end without generating a Change in Control;

     [5]  All payments due under this Agreement have been fully paid; or

     [6]  As provided in (and subject to the terms of) Section 4.00.

                 7.00 EQUITABLE RELIEF/DISPUTE RESOLUTION

7.01 Uniqueness of Obligations.    The Employee's obligations described in
this Agreement are of a special and unique character which gives them a peculiar value to the Group and the Group cannot be reasonably or adequately compensated solely in damages in an action at law if Employee breaches those obligations. Employee therefore expressly agrees that, in addition to any other rights or remedies that the Corporation, the Company, the Employer or the Group may have, and whether or not the Employee receives the Employee Obligation Payments or any other payments described in Section 5.00, the Corporation, the Company, the Employer and the Group will be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions without bond or other security if the Employee actually breaches (or threatens to breach) any obligation under this Agreement.

7.02 Initial Resolution of Disputes Affecting Payment Amount.

     [1] The Employee may request the Corporation to recalculate the amount of payments due under this Agreement. That request must [a] be filed in writing no later than 30 days after the Employee receives the Notice of Payment and [b] specify the basis upon which the Employee believes that an additional amount is due. Any request for recalculation that does not comply with both requirements will be ineffective.

     [2]  Within 30 days of receiving a request that complies with
     Section 7.02[1], the Corporation will notify the Employee of any changes to its calculations and the effect of any changes on the amount payable to the Employee. If the Corporation does not deliver this information to the Employee within this 30-day period, the Employee may regard the request as having been denied.

     [3]  The Employee expressly waives any right to proceed under Section
     7.03 to dispute the calculation of the amount payable under this Agreement unless and until the administrative remedies described in this Section 7.02 are fully exhausted.

7.03 Arbitration Any [1] disagreement concerning the calculation of any payment due under this Agreement that is not resolved after utilizing the procedures described in Section 7.02, [2] breach of any term of this Agreement or [3] other dispute or controversy arising out of or relating to this Agreement, including the basis on which the Employee is Terminated, will be resolved by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator will be final, conclusive and nonappealable and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator must be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by the Corporation and the Employee. If the

Employee and the Corporation fail to agree on an arbitrator, each must designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and these persons will select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. Any arbitration relating to this Agreement will be held in the city in which the Employee's last principal place of employment with a Group Member before the Employee's Date of Termination is or was located or another place the Parties mutually select immediately before the arbitration.

7.04 Costs. The Corporation or the Employer will bear all reasonable costs associated with any dispute arising under this Agreement, including reasonable accounting and legal fees incurred by the Employee through any proceeding described in Section 7.02 or 7.03.

7.05 Payment During Dispute Resolution Period. If otherwise due, the Employer may not defer (or cause the Employer to defer) payment of any amount that is not being contested under Section 7.02 or 7.03.

7.06 Payment of Additional Amounts. If the arbitrator decides, at the conclusion of the arbitration proceedings described in Section 7.03, that the Corporation has understated the amount due under this Agreement, the Corporation will, subject to application of Section 5.02 to the aggregate of the amount initially paid under Section 5.00 and the additional award, pay the additional amount, if any, to the Employee within 30 days after the date of the award along with interest calculated at the interest rate prescribed in Section 3.08[3]. However, if, after application of Section
5.02 to the arbitrator's award, the net amount due to the Employee would not increase, no amounts will be paid under this subsection, regardless of the arbitrator's award.

7.07 Effect of Subsequent Tax Claim.

     [1]  Employee's Obligations.

          [a] The Employee will notify the Corporation in writing of any claim by the Internal Revenue Service or any other taxing authority relating to any "excise taxes" arising under Code
          Section 4999 ("Excise Taxes") due with respect to payments under
          Section 5.00 ("Tax Claim"). The Employee must give this notification in writing as soon as practicable but no later than 10 business days after receipt of the notice of any Tax Claim. Simultaneously, the Employee will apprise the Corporation of the nature of the Tax Claim. The Employee agrees not to pay any Tax Claim before the expiration of the 30-day period following the date on which the Employee gives this notice to the Corporation (or any shorter period ending on the date that any payment of taxes with respect to the Tax Claim is due).

          [b] Employee's Duty to Cooperate. If, before the expiration of the period described in the last sentence of the preceding subsection, the Corporation notifies the Employee in writing that it intends to contest the Tax Claim, the Employee will:

               [i] Give the Corporation any information it reasonably requests in writing that is related to the Tax Claim;

               [ii] Take any action in connection with contesting the Tax Claim that the Corporation reasonably requests in writing, including accepting legal representation with respect to the Tax Claim by an attorney selected by the Corporation;

               [iii]     Cooperate with the Corporation in good faith to
               contest the Tax Claim effectively; and

               [iv] Permit the Corporation to participate in and to control any proceedings relating to any Tax Claim.

          If the Employee does not comply in every respect with the procedures described in Section 7.07[1] and Section 7.09, the Corporation will be discharged from all obligations described in
          Section 7.07[2].

     [2] Corporation's Obligations. Upon receipt of the notice described in Section 7.07[1][a], the Corporation will notify the Employee that it will either accede to or contest the Tax Claim. If this notice is not given within 30 days of the receipt of the notice described in
     Section 7.07[1], the Corporation will be deemed to have acceded to the Tax Claim.

          [a] If the Corporation accedes to the Tax Claim, the Corporation and the Employee agree that [i] the Corporation will treat the Tax Claim as a final notice of deficiency and implement Section
          7.10 and [ii] this decision will be binding on the Employee and the Group even if this procedure results in a smaller after-tax benefit to the Employee.

          [b] If the Corporation decides to contest the Tax Claim, the Corporation and the Employee agree that the Corporation will:

               [i] Assume control of all proceedings taken in connection with any contest relating to the Tax Claim and, at the Corporation's sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any Tax Claim; and

               [ii] Directly bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with any contest relating to a Tax Claim and, after application of Section 5.02 with respect to the Tax Claim, will, if appropriate, indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including associated interest and penalties imposed as a result of the Corporation's payment of the costs of resisting any Tax Claim.

7.08 Repayment of Refunds. If, after the receipt by the Employee of an amount under Section 7.07 (including any amount under Section 5.02[2], if applicable), the Employee becomes entitled to receive any tax refund relating to any overpayment of any Excise Tax or other tax,


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

including interest and penalties, the Employee will promptly pay to the Corporation the amount of any refund (together with any interest received with respect to that refund).

7.09 Notice of Extension of Statute of Limitations. The Employee agrees to notify the Corporation if and when the Employee consents to the extension of the statute of limitations for any year for which a payment is made under Section 5.00.

7.10 Effect of Miscalculating Payment.

     [1] If an arbitrator subsequently and conclusively decides the Corporation has miscalculated the amount of any payment under Section
     5.00 and if that decision, had it been made initially:

          [a] Would have resulted in a larger payment than initially calculated, the Corporation will reapply Sections 5.02[1] and [2] based on the revised calculation to identify the Employee's revised payment and immediately pay that additional amount to the Employee.

          [b] If, after the recalculation described in Section 7.10[1][a], the Employee is entitled to a smaller amount under this Agreement than initially calculated, the Corporation and the Employee agree that, within 30 days of the arbitrator's decision, the Employee will repay to the Corporation the difference between the amount initially paid and the amount due under Section 7.10[1][a] along with interest, calculated from the date of the initial payment, at the lowest prime rate of interest calculated as provided in
          Section 3.08[3] during the period between the date the arbitrator's decision is issued and the date the excess amount is repaid.

     [2] If the Internal Revenue Service issues a final notice of liability with respect to any Tax Claim, the Corporation will reapply
     Section 5.02. If, after that reapplication, the Corporation concludes that a smaller amount should have been paid to the Employee, the Corporation and the Employee agree that, within 30 days of the arbitrator's decision, the Employee will repay to the Corporation the difference between the amount initially paid and the amount due under
     Section 7.10 along with interest, calculated as provided in Section
     3.08[3].

                            8.00 MISCELLANEOUS

8.01 Security. At any time during the Term, the Corporation may provide (or cause the Employer to provide) security for payment of the amounts and benefits described in Section 5.00. This security may include one or more of [1] a stand-by letter of credit issued by a reputable financial institution, [2] an irrevocable grantor trust (the "Trust") established on terms the Corporation believes to be appropriate, including a ruling from the Internal Revenue Service (or opinion of counsel satisfactory to the Corporation), to the effect that any funds held by the Trust will be includable in the Employee's gross income only for the taxable year or years paid to the Employee under the terms of the Trust's related trust agreement or [3] any other form of security the Corporation believes is appropriate.


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

8.02 Nonassignment. The right of an Employee or any other person to receive any amount under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber any amount that is or may be receivable under this Agreement will be null and void and of no legal effect.

8.03 Successors to the Employee. Subject to Section 8.02, this Agreement inures to the benefit of and may be enforced by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.04 Transfers.

     [1] If, either before or after a Change in Control, the Employee's employment relationship shifts within the Group and there has been no intervening Termination, this Agreement will remain in full force and effect and for all purposes of this Agreement, the Employee's new Employer will be substituted for the Employee's prior Employer.

     [2] If the Employee's Employer is no longer a Group Member, whether or not as part of a transaction that constitutes a Change in Control, this Agreement will remain in full force and effect as described in
     Section 8.03. However, the Employee will not be entitled to any amount under this Agreement on account of a Change in Control that [a] solely affects the Group after that transfer and [b] is not part of the same transaction through which the Employer left the Group.

8.05 Notices. All notices and other communications provided for in this Agreement must be written and will be deemed to have been given when deposited with a reputable delivery service or in United States registered mail, return receipt requested, postage prepaid. Also,:

     [1] All notices must be directed to the address shown on the last page of this Agreement (or, if appropriate, to the Employee's Beneficiary at the address shown in the latest Beneficiary designation form filed with the Employer);

     [2] Notices and other communications to the Corporation and the Employer will not be deemed to have been given unless they are directed to the attention of the Corporation's Chief Executive Officer and copies are sent to the Corporation's Secretary.

     [3] Neither Party will be required to use any address other than that shown on the last page of this Agreement (or, if appropriate, the latest Beneficiary designation the Employee filed with the Corporation) unless notified of a change in the other Party's (or Beneficiary's) address. Any change in either Party's (or Beneficiary's) address must be given in writing to the other Party and will be effective only upon receipt.

8.06 Complete Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either Party that are not set forth expressly in this Agreement. This Agreement may be amended only by mutual written agreement of the Parties. However, by signing this Agreement, the Employee agrees, without any further consideration, to consent to any amendment necessary to avoid penalties under Code Section 409A.


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

8.07 Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws (but not the law of conflicts of laws) of the State of Ohio.

8.08 Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

5.09 Effect of Code Section 409A. Regardless of any other section of this Agreement, if the Corporation (or any successor, including another entity involved in a Change in Control with the Corporation) unilaterally and without the Employee's specific written consent takes (or fails to take) any action that generates an excise tax under Code Section 409A, the Corporation will distribute an additional amount sufficient to ensure that the Employee (or the Employee's beneficiary, if appropriate) retains an amount as large as the amount he would have retained but for that action. This undertaking applies to the effect of the excise taxes arising under Code Section 409A as well as any other excise taxes that might apply as a result of those taxes or this reimbursement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date and year first above written.

                    OHIO CASUALTY CORPORATION

                    By:
                        ---------------------------------------------
                            Stanley N. Pontius, Lead Director



                    THE OHIO CASUALTY INSURANCE COMPANY

                    By:
                        ---------------------------------------------
                            Stanley N. Pontius, Lead Director


                    Address:


                         9450 Seward Road
                         Fairfield, OH 45014



                    DAN R. CARMICHAEL




                    -------------------------------------------------


                    Address:


                    -------------------------------------------------


                    -------------------------------------------------




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